Exhibit 10.38
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is made and entered into as of this 7th day of February, 2025, by and between Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (together with its successors and assigns, the “Company”), and Charles F. Wagner, Jr. (the “Executive”).
W IT N E S S E T H
WHEREAS, the Company and the Executive desire that the Executive continue to serve as an Executive Vice President of the Company as of the Effective Date; and
WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the terms of the Executive’s continued employment with the Company.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which mutually is acknowledged, the Company and the Executive (each individually a “Party”, and together, the “Parties”) agree as follows:
1. DEFINITIONS.
“Accrued Benefits” shall mean (i) any Base Salary earned by the Executive but not then paid, (ii) any accrued and vested but then unpaid benefits under the Benefit Plans, (iii) any accrued but unused vacation and (iv) any unreimbursed business expenses, in each case, through the date of termination of the Executive’s employment.
“Base Salary” shall mean the Executive’s base salary in accordance with Section 4 below.
“Benefit Plans” shall mean all employee welfare and pension benefit plans, programs and/or arrangements offered by the Company to its senior executives.
“Board” shall mean the Board of Directors of the Company.
“Cause” shall mean:
(i)    the Executive is convicted of a crime involving moral turpitude;
(ii)    the Executive’s willful refusal or failure to follow a lawful directive or instruction of the Board or the individual(s) to whom the Executive reports, provided that the Executive receives prior written notice of the directive(s) or instruction(s) that the Executive failed to follow, and provided, further that the Company, in good faith, gives the Executive 30 days to correct such failure and further, provided that if the Executive corrects the failure(s), any termination of the Executive’s employment on account of such failure shall not be treated for purposes of this Agreement as a termination of employment for “Cause”;
(iii)    the Executive commits a material breach of the Company’s insider trading policy or of any provision of this Agreement or the agreement between the Company and the Executive entitled “Employee Non-Disclosure, Non-Competition and Intellectual Property Assignment Agreement” dated as of March 28, 2019 (the “Inventions Agreement”); or
(iv)    the Executive commits a breach of the code of conduct or any other material policy of the Company or any of its affiliates that is damaging to the financial condition or reputation of the Company or any of its affiliates.

“Change of Control” shall have the meaning set forth in the Change of Control Agreement.

“Change of Control Agreement” shall mean the Change of Control Agreement between the Company and the Executive of even date herewith.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Common Stock” shall mean the common stock of the Company.
“Compensation Committee” shall mean the Management Development and Compensation Committee of the Board.
“Disability” or “Disabled” shall mean a disability as determined under the Company’s long-term disability plan or program in effect at the time the disability first occurs, or if no such plan or program exists at the time of disability, then a “disability” as defined under Section 22(e)(3) of the Code.
“Effective Date” shall mean February 7, 2025.
“Good Reason” shall mean that, without the Executive’s consent, one or more of the following events occurs:
(i)the Executive’s duties are materially diminished to an extent that results in the Executive no longer being an “officer,” as such term is defined in Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934;
(ii)the Executive’s Base Salary is decreased unless such reduction is part of an across-the-board proportionate reduction in the base salaries of the Company’s senior management team; or
(iii) the office to which the Executive is assigned is relocated to a place 35 or more miles away and such relocation is not (A) at the Executive’s request or (B) in connection with a change in location of the Company’s principal executive offices;
provided that Good Reason shall not exist unless and until within 30 days after the event giving rise to Good Reason under either (i) or (ii) above has occurred, the Executive delivers a written termination notice to the Company stating that an event giving rise to Good Reason has occurred and identifying with reasonable detail the event that the Executive asserts constitutes Good Reason under either (i) or (ii) above and the Company fails or refuses to cure or eliminate the event giving rise to Good Reason on or within 30 days after receiving such notice and, with respect to the event giving rise to Good Reason under (iii) above, the Executive delivers a written termination notice to the Company within 30 days after the event giving rise to Good Reason occurs. To avoid doubt, the termination of the Executive’s employment will become effective at the close of business on the thirtieth day after the Company receives the Executive’s termination notice, unless, in the case of an event giving rise to Good Reason under either (i) or (ii) above, the Company cures or eliminates the event giving rise to Good Reason prior to such time.
“Severance Payment” shall mean an amount equal to (x) 100% of the sum of (A) the Base Salary in effect on the date of termination of the Executive’s employment, plus (B) the full amount of the Target Bonus for the Executive for the year in which the Executive’s employment is terminated, plus (y) any annual bonus earned by the Executive in respect of the year prior to the year in which the termination of the Executive’s employment occurs, if not yet paid; provided, however, that if the Executive terminates the Executive’s employment for Good Reason based on a reduction in Base Salary, then the Base Salary to be used in calculating the Severance Payment shall be the Base Salary in effect immediately prior to such reduction in Base Salary.

“Target Bonus” shall mean the target cash bonus for which the Executive is eligible on an annual basis, at a level consistent with the Executive’s title and responsibilities, under the Company’s bonus program then in effect and applicable to the Company’s senior executives generally.
2. TERM OF EMPLOYMENT.
The Company hereby continues to employ the Executive, and the Executive hereby accepts such continued employment as of the Effective Date, continuing until termination in accordance with the terms of this Agreement. The period during which the Executive is employed hereunder is referred to in this Agreement as the “term of employment.”
3. POSITION.
On the Effective Date, the Executive will continue to be employed as the Company’s Executive Vice President, Chief Financial Officer and shall be appointed Chief Operating Officer. Executive may serve on at least one for-profit board of directors during the term of employment, subject to the approval of the Board (which approval shall not be unreasonably withheld, conditioned or delayed), but only so long as such services do not interfere in any material respect with Executive’s duties or obligations to the Company.
4. BASE SALARY.
The Executive’s annualized Base Salary as of the Effective Date will be $1,000,000, payable in accordance with the regular payroll practices of the Company. The Base Salary shall be reviewed no less frequently than annually, and any increases thereto (which shall thereafter be deemed the Executive’s Base Salary) shall be solely within the discretion of the Board or the Compensation Committee.
5. ANNUAL BONUS.
During the term of employment, the Executive shall be eligible to participate in the Company’s annual cash incentive compensation program applicable to the Company’s senior executives generally, as any such programs are established and modified from time to time by the Board or the Compensation Committee in its sole discretion, and in accordance with the terms of such program, with a Target Bonus as determined by the Board or the Compensation Committee. The Target Bonus for fiscal year 2025 is 100% of Base Salary.
6. EQUITY COMPENSATION PROGRAMS.
During the term of employment, the Executive shall be eligible to participate in the Company’s equity incentive compensation programs applicable to the Company’s senior executives, as such programs may be established and modified from time to time by the Board or the Compensation Committee in its sole discretion. Nothing in this Agreement shall preclude the Company from amending or terminating any of its equity incentive compensation plans, programs or arrangements.
7. EMPLOYEE BENEFIT PROGRAMS.
During the term of employment, the Executive shall be entitled to participate in the Benefit Plans, as such Benefit Plans may be amended from time to time, to the same extent and on the same terms applicable to other senior executives. Nothing in this Agreement shall preclude the Company from amending or terminating any of the Benefit Plans.
8. VACATION.
During the term of employment, the Executive shall be entitled to at least 20 paid vacation days each calendar year in accordance with the Company’s vacation policy then in effect.

9. TERMINATION OF EMPLOYMENT.
(a) Termination in Connection with a Change of Control. To the extent the Executive is entitled, in connection with the Executive’s termination of employment, to severance or other benefits under the Change of Control Agreement, the Executive shall not be entitled to any benefits under this Section 9.
(b) Termination by the Company for Cause; or Termination by the Executive without Good Reason. If the Company terminates the Executive’s employment for Cause, or if the Executive terminates the Executive’s employment, other than for Good Reason, death or Disability, the term of employment shall end as of the date specified below, and the Executive shall be entitled to the Accrued Benefits. Any equity awards held by the Executive on the date of termination shall be governed by the applicable equity plan, any applicable grant agreements and any applicable Company securities trading policies. Termination by the Company for Cause shall be effective as of the date specified in the notice of termination provided by the Company to the Executive. The Executive shall provide 60 days’ prior written notice to the Company (which notice may be waived in whole or in part by the Company in its sole discretion) of the Executive’s decision to terminate employment other than for Good Reason, death or Disability, with such termination to be effective upon the expiration of this notice period (or such earlier date if the notice period has been so waived by the Company in whole or in part). Other than as set forth expressly in this Section 9(b), the Company shall have no obligation or liability to the Executive.
(c) Termination by the Company Without Cause; or Termination by the Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), or is terminated by the Executive for Good Reason (in accordance with the notice and cure provisions set forth in the definition of “Good Reason” above), the Executive shall be entitled to the Accrued Benefits. Any equity awards held by the Executive on the date of termination shall be governed by the applicable equity plan, any applicable grant agreements and any applicable Company securities trading policies. In addition, the Executive shall be entitled to the following:
(i) a lump sum cash payment to the Executive in an amount equal to the Severance Payment, payable within ten days after execution of the Release (defined below) and expiration, without revocation, of any applicable revocation periods under the Release, provided that if the 60-day period during which the Release is required to become effective and irrevocable begins in one calendar year and ends in another calendar year, the Severance Payment shall not be made before the first day of the second calendar year; and
(ii) if COBRA coverage is elected by the Executive, the Company shall pay the cost of insurance continuation premiums on the Executive’s behalf (whether or not covered by COBRA) to continue standard medical, dental and life insurance coverage for the Executive and the Executive’s eligible dependents (or the cash equivalent of same in the event the Executive or the Executive’s eligible dependents are ineligible for continued coverage), on a monthly basis, until the earlier of:
(A) the date 12 months after the date the Executive’s employment is terminated; or
(B) the date, or dates, on which the Executive receives equivalent coverage and benefits under the plans, programs and/or arrangements of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis).
Other than as set forth expressly in this Section 9(c), the Company shall have no obligation or liability to the Executive.
(d) Termination due to death or Disability. If the Executive’s employment is terminated due to death or Disability, the Executive (or the Executive’s estate, as applicable) shall be entitled to the Accrued Benefits. In addition, the Executive shall be entitled to the following:

(i) a lump sum cash payment to the Executive (or the Executive’s estate, as applicable) in an amount equal to a pro rata portion of the Target Bonus for the portion of the year in which the termination of the Executive’s employment occurs, calculated based on the number of days the Executive was employed during such year, payable within ten days after the execution by the Executive (or the Executive’s estate, as applicable) of the Release (defined below) and expiration, without revocation, of any applicable revocation periods under the Release; provided, that if the 60-day period during which the Release is required to become effective and irrevocable begins in one calendar year and ends in another calendar year, such payment shall not be made before the first day of the second calendar year;
(ii) any options to purchase Common Stock then outstanding and held by the Executive that are not then vested and exercisable shall immediately become exercisable in full and shall remain exercisable until the earlier of (a) the end of the one (1)-year period immediately following the termination date or (b) the date the stock option(s) would otherwise expire; and
(iii)    any restricted stock units then outstanding and held by the Executive shall become vested (subject to (i) the Executive’s making satisfactory arrangements with the Company providing for the payment to the Company of all required withholding taxes and (ii) with the number of shares subject to the restricted stock unit grants that contain performance criteria vesting at target or, if the applicable performance criteria have already been certified, based on earned shares as set forth in the applicable restricted stock unit grant agreement); it being understood (with respect to Section 9(d)(ii) or (iii)), that if the terms of an applicable grant agreement would provide for more favorable vesting on a termination of the Executive’s employment due to death or Disability, such terms shall control.
Other than as set forth expressly in this Section 9(d), the Company shall have no obligation or liability to the Executive or the Executive’s estate under this Agreement.
(e) Conditions to Severance. Any payments and benefits provided under this Section 9, other than the Accrued Benefits, shall be subject to and in exchange for a general release of all claims against the Company, its subsidiaries, and their officers, directors, agents and representatives (the “Release”), which is executed by the Executive (or the Executive’s estate, as applicable) and becomes enforceable and non-revocable within 60 days of the date of the Executive’s termination of employment. Moreover, notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s termination of employment, the Executive is a “specified employee” (as defined below), any payment of “nonqualified deferred compensation” (as defined under Section 409A of the Code, as amended, including the regulations thereunder (“Section 409A”)) that is payable on a “separation from service” (as defined below) shall not commence until the first full business day that is six months and one day after the applicable separation from service (or, if earlier, the Executive’s death) (the “Deferred Payment Date”); except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable discretion); (B) benefits that qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A. Any payments that would otherwise have been made between the separation from service and the Deferred Payment Date, but for this paragraph, shall be made in a lump sum on the Deferred Payment Date. For purposes of this Agreement, to the extent required to ensure compliance with Section 409A, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations, after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).
10. ASSIGNABILITY; BINDING NATURE.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.
11. REPRESENTATIONS.
The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement, and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents and warrants that no agreement exists between the Executive and any other person, firm or organization that would be violated by the performance of the Executive’s obligations under this Agreement.
12. INDEMNIFICATION; INSURANCE.
The Executive shall at all times be indemnified and eligible for advancement of expenses on the same basis as is provided for the Company’s other executive officers and in accordance with the provisions of the Company’s charter and by-laws then in effect. The Executive shall also be covered under all of the Company’s policies of liability insurance maintained for the benefit of its directors and officers on the same basis as is provided for its other executive officers.
13. ENTIRE AGREEMENT; TERMINATION.
This Agreement, the Change of Control Agreement and the Inventions Agreement previously entered into between the Executive and the Company contain the entire understanding and agreement between the Parties concerning the subject matter hereof and this Agreement supersedes as of the Effective Date all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect to the subject matter hereof and supersedes and terminates as of the Effective Date the employment agreement by and between the Company and the Executive dated as of March 28, 2019. Subject to the terms of this Agreement, the Company shall be entitled to terminate the Executive’s employment at any time, and the Executive may terminate the Executive’s employment by the Company, at any time subject to the provisions of Section 9(b) of this Agreement, in each case by written notice provided in accordance with Section 20 of this Agreement.
14. AMENDMENT OR WAIVER.
No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company; provided that the Company may, without the Executive’s consent, unilaterally adopt amendments that may be required so that this Agreement continues to comply with applicable law or regulations, including without limitation Section 409A. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.
15. SEVERABILITY.
If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

16. SURVIVORSHIP.
The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.
17. BENEFICIARIES/REFERENCES.
The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to the Executive’s beneficiary, estate or other legal representative.
18. GOVERNING LAW/JURISDICTION.
This Agreement shall be governed by and construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts without reference to principles of conflict of laws.
19. RESOLUTION OF DISPUTES.
Any disputes arising under or in connection with this Agreement will, at the election of the Executive or the Company, be resolved by binding arbitration, to be held in Massachusetts in accordance with the Rules and Procedures of the American Arbitration Association. If arbitration is elected, the Executive and the Company shall mutually select the arbitrator. If the Executive and the Company cannot agree on the selection of an arbitrator, each Party shall select an arbitrator and the two arbitrators shall select a third arbitrator, and the three arbitrators shall form an arbitration panel that shall resolve the dispute by majority vote. Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Costs of the arbitrator or arbitrators and other similar costs in connection with an arbitration shall be shared equally by the Parties; all other costs, such as attorneys’ fees incurred by each Party, shall be borne by the Party incurring such costs.
20. NOTICES.
All notices that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, addressed as follows:

If to the Company:    Vertex Pharmaceuticals Incorporated
50 Northern Avenue
Boston, MA 02210
Attn: Corporate Secretary

If to the Executive:    at the Executive’s home address listed in the Company records.

Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day; (b) on the business day after dispatch if sent by nationally-recognized overnight courier; and/or (c) on the fifth business day following the date of mailing if sent by mail.
21. HEADINGS.
The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
22. COUNTERPARTS.
This Agreement may be executed in two or more counterparts, any of which may be executed and transmitted by DocuSign, facsimile, electronic mail (including “pdf”), and any other means of electronic transmission complying with the U.S. federal ESIGN Act of 2000, and each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.
23. SECTION 409A OF THE CODE.
It is the intention of the Company and the Executive that this Agreement and the payments provided for herein are either exempt from or meet the requirements of Section 409A. The Company and the Executive agree to cooperate in good faith in preparing and executing such amendments to this Agreement, if any, as the Company or the Executive may reasonably request solely for the purpose of assuring that this Agreement and the payments provided hereunder remain exempt from or meet the requirements of Section 409A, as applicable. Nothing in this Agreement shall require the Company to increase the Executive’s compensation or make the Executive whole for any such changes. In no event, however, shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.
Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. The Executive’s right to payment or reimbursement for any expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.
In the event the Parties in good faith determine that the payments and benefits under this Agreement are not in compliance with or exempt from Section 409A, the Parties shall cooperate in good faith to attempt to amend or modify this Agreement so that the payments and benefits hereunder comply with or are exempt from Section 409A while endeavoring to maintain the economic intent of the Agreement.
24. CLAWBACK.
The payment of all amounts and the equity granted to the Executive by the Company pursuant to this Agreement or otherwise shall be subject to and shall be deemed amended hereby to incorporate the Company’s Policy for Recoupment of Incentive Compensation and any other policy or policies applicable to executives of the Company adopted by the Company from time to time or any applicable law requiring the repayment of compensation paid or provided to the Executive and by executing this Agreement the Executive agrees to be bound by all such policies and applicable law.
25. TAX WITHHOLDING; NO GUARANTEE OF ANY TAX CONSEQUENCES.

All payments hereunder shall be subject to all applicable withholding for any federal, state or local income taxes including any excise taxes under the Code. Notwithstanding any other provision of this Agreement to the contrary or other representation, the Company does not in any way guarantee the tax consequences of any payment or compensation under this Agreement including, without limitation, under Section 409A.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Vertex Pharmaceuticals Incorporated

/s/ Reshma Kewalramani
Name: Reshma Kewalramani
Title: CEO and President

Executive
/s/ Charles F. Wagner, Jr.
Name: Charles F. Wagner, Jr.